EXHIBIT 21.1

U. S. RESTAURANT PROPERTIES, INC.

Significant Subsidiaries of the Registrant, U.S. Restaurant Properties, Inc., a Maryland Corporation

As of December 31, 2004

U.S. Restaurant Properties Operating, L.P., a Delaware limited partnership

USRP Managing, Inc., a Delaware corporation

USRP Funding 2001-A L.P., a Delaware limited partnership

Fuel Supply, Inc., a Texas corporation

USRP Holding Corp., a Texas corporation

USRP (SFGP), LLC, a Delaware limited liability company

USRP Funding 2002-A, L.P., a Texas limited partnership

USRP (SFGP) 2, LLC, a Texas limited liability company

USRP JV1, LLC, a Texas limited liability company

USRP (Hawaii), LLC, a Texas limited liability company

USRP (S&C), LLC, a Delaware limited liability company

USRP (SHO) 1, L.P., a Texas limited partnership